Calculation of Filing Fee Tables
S-8
Array Technologies, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001	Other	26,425,733	$ 8.13	$ 214,841,209.29	0.0001381	$ 29,670.00
Total Offering Amounts:						$ 214,841,209.29		$ 29,670.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 29,670.00
Offering Note
[1]	(1) Represents the number of additional shares of common stock, par value $0.001 per share ("Common Stock"), of Array Technologies, Inc. (the "Registrant") being registered hereon under the Array Technologies, Inc. Amended and Restated 2020 Long-Term Incentive Plan (as amended or amended and restated, the "Plan"). (2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may become available pursuant to any anti-dilution provisions of the Plan. (3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq Global Market on June 16, 2026, a date that is within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources